The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated August 28, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 362 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated September , 2007
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Participation Securities due October 6, 2010
Based on the Performance of the SEVENS® Index
Unlike ordinary debt securities, the Participation Securities, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, the payment that you will receive at maturity will be an amount of cash based on the performance of the SEVENS® Index, which we refer to as the index.  The index methodology is designed to take advantage of the historical seasonal return pattern of the S&P 500 Index by providing 2:1 leveraged exposure to the S&P 500 Index during the seven month period from October 1 through April 30 of each year and 0% exposure to the S&P 500 Index from May 1 through September 30 of each year and investing in cash during the latter period.
•	The stated principal amount of each security is $10.
•	We will not pay interest on the securities.
•
At maturity, you will receive for each $10 security, an amount of cash, which we refer to as the redemption amount, based upon the percentage change, whether positive or negative, in the level of the index over the term of the securities, as determined on September 30, 2010, which we refer to as the valuation date.

•	The redemption amount will equal $10 x (1 + index performance).
º
The index performance is equal to the final index value minus the initial index value divided by the initial index value, and will be positive if the value of the index has increased over the term of the securities and negative if the value of the index has decreased.

º
The initial index value will be the closing value of the index on September 28, 2007.  The initial index value will reflect the closing value of the index on the day we price the securities for initial sale to the public, which is            , plus an accrual amount based on 5-month U.S. dollar LIBOR, as further described herein.

º	The final index value will equal the closing value of the index on the valuation date.
º	The redemption amount may not be less than $0.
•
If the final index value is less than the initial index value, you will receive a payment at maturity that is less, and possibly significantly less, than the $10 stated principal amount per security or even $0.

•	Investing in the securities is not equivalent to investing in the index or the component stocks of the S&P 500 Index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617475488.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	$10.00	$0.10	$9.90
Total	$	$	$
(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.10 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of securities will be $9.975 per security and $0.075 per security, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of securities will be $9.9625 per security and $0.0625 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $9.95 per security and $0.05 per security, respectively.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities additional commissions following the first and second anniversaries of the issuance of the securities.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in this preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

MORGAN STANLEY
September      , 2007

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities in certain jurisdictions outside the United States, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the performance of the SEVENS® Index, which we refer to as the index.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

“SEVENS®”  is a registered trademark of UBS AG.  The SEVENS Index is a proprietary index and the exclusive property of UBS AG and is calculated and published by Standard & Poor’s® Corporation, which we refer to as S&P.  We will have received the consent of UBS AG and S&P to use and refer to the SEVENS Index in connection with the securities as of the issue date of the securities.  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Index” are trademarks of S&P and have been licensed for use by Morgan Stanley.

Each security costs $10
We, Morgan Stanley, are offering our Participation Securities due October 6, 2010, Based on the Performance of the SEVENS Index, which we refer to as the securities.  The stated principal amount of each security is $10.

The issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, we will pay to you an amount of cash based on the performance of the index, whether positive or negative, as described in this pricing supplement under “Description of Securities—Redemption Amount.”

Payout on the securities at maturity
The Redemption Amount Linked to the Index

At maturity, we will pay you the redemption amount for each security you hold.  The redemption amount will be determined on September 30, 2010, which we refer to as the valuation date, in accordance with the following formula:

$10 x (1 + index performance)

where,

index performance	=	final index value – initial index value initial index value

and where,

initial index value	=	, the closing value of the index on September 28, 2007; and

final index value	=	the closing value of the index on the valuation date.

On PS-8, we have provided examples of hypothetical payouts on the securities.

You can review the historical values of the index in the section of this pricing supplement called “Description of Securities—Historical Information.”  The payment of dividends on the stocks that constitute the S&P 500 Index is not reflected in the level of the index and, therefore, has no effect on the calculation of the payout on the securities at maturity.

The SEVENS Index
The SEVENS Index is a proprietary index and the exclusive property of UBS AG and is calculated and published daily by Standard & Poor’s Corporation, a division of The McGraw-Hill Companies, which we refer to as S&P.  The SEVENS Index is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500 Index.  Past performance of the SEVENS Index or of the S&P 500 Index should not be taken as an indication of future performance and there is no guarantee that the SEVENS Index will outperform the S&P 500 Index over the term of the securities.

Leveraged Exposure to the S&P 500 Index from October through April

The SEVENS Index provides leveraged exposure to the S&P 500 Index during the period from October 1 through April 30 of each year.  On each trading day during this period, the Index will increase or decrease by 2% for every 1% change in the level of the S&P 500 Index, less a financing fee that supports the leveraged exposure to the S&P 500 Index.  The financing fee is the product of (i) the SEVENS Index closing level on the immediately preceding September 30, (ii) the 7-Month U.S. dollar LIBOR rate set on October 1 plus a spread of 75 basis points and (iii) number of days elapsed since the last trading day divided by 360.  The level of the SEVENS Index during the period from and including October 1 through April 30 is calculated in accordance with the following formula:

where,

“n” is the number of calendar days elapsed from October 1.

The SEVENS Index will have a lower return than the S&P 500 Index during the period from October 1 through April 30, unless the S&P 500 Index increases during this period by more than the 7-month U.S. dollar LIBOR based financing fee.

No Exposure to the S&P 500 Index from May through September

The SEVENS Index provides no exposure to the S&P 500 Index during the period from May 1 through September 30 of each year.  Instead, on each day during this period, the SEVENS Index will be increased by the daily accrual on the closing level of the SEVENS Index on April 30 at the per annum rate equal to the 5-Month U.S. dollar LIBOR set on each May 1.  The level of the SEVENS Index during the period from and including May 1 through September 30 is calculated in accordance with the following formula:

where,
“n” is the number of calendar days elapsed from May 1.

Publication of the SEVENS Index began on September 30, 2004, at which time the index level was initially set at 100.  S&P has retrospectively calculated hypothetical index levels as though the index existed for the period from December 31, 1986 to September 30, 2004 using the same methodology as is currently employed, with historic data on the S&P 500 Index provided by S&P, and using interpolated 5-Month and 7-Month U.S. dollar LIBOR rates to address the fact that the 5-Month and 7-Month U.S. dollar LIBOR rates were not reported prior to November 1, 1989 and January 1, 1995, respectively.

The historical performance of the SEVENS Index is not an indication of the value of the SEVENS Index on the valuation date or any other future date.  For further information regarding the SEVENS Index and its calculation, see “Description of Securities—The SEVENS Index.”

The S&P 500 Index
The S&P 500 Index is calculated, published and disseminated daily by S&P and is intended to provide a performance benchmark for the U.S. equity markets.  For further information regarding the S&P 500 Index, see “Description of Securities—The S&P 500 Index.”

The maturity date of the securities may be accelerated
The maturity date of the securities will be accelerated upon the occurrence of either of the following events:

•      An index value event acceleration, which will occur if the closing value of the SEVENS Index on any April 30 during the term of the securities is equal to or less than zero, and

•      An event of default acceleration, which will occur if there is an event of default with respect to the securities.

The amount declared due and payable per security upon any acceleration of the securities shall be determined by the calculation agent and shall be an amount in cash equal to the redemption amount calculated as if the date of acceleration were the valuation date.  Consequently, if there is an index value event acceleration, you will receive zero and you will suffer a total loss of your investment in the securities.

You have no shareholder rights
Investing in the securities is not equivalent to investing in the stocks composing the S&P 500 Index, which underlie the SEVENS Index during the period from October 1 through April 30.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks composing the S&P 500 Index.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

MS & Co. will be the calculation agent for the securities
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine, among other things, the initial index value, the final index value, and will calculate the redemption amount that you will receive for each security you hold at maturity.  The economic interests of the calculation agent are potentially adverse to your interests.

The brokerage firm through which you hold your securities will be paid additional commissions
In addition to the commission paid at the time of the initial offering of the securities, additional commissions equal to 1% of the issue price per security will be paid following each of the first and second anniversaries of the issuance of the securities to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities.  We expect that the brokerage firm through which you hold your securities will pay a portion of these additional commissions to your broker.  Paying commissions over time may cause the brokerage firm through which you hold your securities and your broker to have economic interests that are different from yours.  For more information about the payment of these additional commissions, see “Description of Securities—Supplemental Information Concerning Plan of Distribution” and “Risk Factors—The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours.”

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, a security generally should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, a security should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ materially and adversely from the tax treatment described therein.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the securities	The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Description of Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these differs from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

At maturity, for each $10 stated principal amount of securities that you hold, you will receive the redemption amount calculated on the valuation date as follows:

Consequently, you will participate fully in the upside and downside performance of the SEVENS Index.  Because the SEVENS Index is calculated to provide leveraged exposure to the performance of the S&P 500 Index during the periods between October 1 and April 30 over the three-year term of the securities, you will gain or lose 2% for each 1% increase or decline in the S&P 500 Index during those periods, in addition to bearing the cost of the financing fee embedded in the calculation of the SEVENS Index.

Presented below are hypothetical examples showing how the payout on the securities at maturity is calculated.  The hypothetical initial index values, final index values, index performances and redemption amounts set forth below are for illustrative purposes only.

Example 1:  The level of the SEVENS Index increases significantly from the initial index value.  Investors receive more than the $10 per security invested.

Hypothetical initial index value: 100 Hypothetical final index value: 140 Hypothetical index performance: (140-100)/100	= 40%
Hypothetical payment at maturity (per security)	= $10 x (1 + index performance)
= $10 x (1 + 40%)
= $14.00

In the above example, the final index value is 40% above the initial index value.  As investors participate fully in the upside performance of the index, they receive a 40% return on their investment.

Example 2:  The level of the SEVENS Index decreases significantly from the initial index value.  Investors receive less than the $10 per security invested.

Hypothetical initial index value: 100 Hypothetical final index value: 60 Hypothetical index performance: (60-100)/100	= – 40%
Hypothetical payment at maturity (per security)	= $10 x (1 + index performance)
= $10 x [1 + (– 40%)]
= $6.00

In the above example, the final index value is 40% below the initial index value.  As investors participate fully in the downside performance of the index, they lose 40% on their investment.

Example 3:  The level of the SEVENS Index is 0 on April 30, 2009.  The maturity of the securities is accelerated and investors lose all of their investment in the securities.

Hypothetical initial index value: 100
Hypothetical final index value:	0 (the redemption amount is calculated as if the index value on the date of acceleration were the final index value)
Hypothetical index performance: (0-100)/100	= – 100%
Hypothetical payment at maturity (per security)	= $10 x (1 + index performance)
= $10 x [1 + (– 100%)]
= $0

In the above example, an index value event acceleration occurs and the redemption amount is calculated as if the index value on the date of acceleration were the final index value, which results in the redemption amount being zero.  Investors will lose their entire investment in the securities under this scenario.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities that repay a fixed principal amount at maturity, and do not pay interest.  Because the securities will be repaid by payment of an amount of cash based on the performance of the index, there is no guaranteed return of principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and do not guarantee return of principal
The terms of the securities differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of your principal at maturity.  The payout to you at maturity of the securities will be a cash amount that may be less, and potentially significantly less, than the $10 stated principal amount of each security and could be $0.

An investment linked to the SEVENS Index will subject you to increased market risk from October through April
During the period from October 1 through April 30 of each year, the index provides leveraged exposure to the movement of the S&P 500 Index.  On each trading day during this period, the index will change by 2% for every 1% change in the level of the S&P 500 Index and, accordingly, the decrease of the SEVENS Index will be twice the decrease of the S&P 500 Index during the period, as further reduced by the financing fee.  As a result of the index’s leveraged exposure during this period, the magnitude of any decreases in the market value of the securities prior to maturity would be greater than in an investment linked directly to the S&P 500 Index.

The index does not provide any exposure to the S&P 500 Index or the equity markets in general from May through September
In the period from May 1 through September 30, the index is not calculated by reference to the movement of the S&P 500 Index and, therefore, you will not benefit from any positive performance of the S&P 500 Index or the equity markets in general during this period.  The increase in the index during this period will be limited to the accrual over this period on the closing level of the index on April 30 at the per annum rate equal to the 5-Month U.S. dollar LIBOR rate set on May 1.  If the S&P 500 Index increases by more than the 5-Month U.S. dollar LIBOR rate, the SEVENS Index will underperform the S&P 500 Index during this period.

The index has an embedded financing fee, which will effectively lower the level of the index
A financing fee based on the 7-Month U.S. dollar LIBOR is incorporated in the calculation of the SEVENS Index during the periods from October 1 through April 30 and will effectively lower the level of the index, reducing the effect of any leveraged increases in the S&P 500 Index during those periods and increasing the effect of any leveraged declines in the S&P 500 Index.  Because it is based on a floating rate, the financing fee will lower the level of the SEVENS Index further if interest rates increase.  Unless the S&P 500 Index increases during this period by a percentage at least equal to the financing fee rate, the SEVENS Index will underperform the S&P 500 Index.

The securities may not exactly track the value of the index
The securities may trade at prices that do not reflect the value of the index.  In addition, the securities may trade differently from other instruments or investments that are benchmarked to the index.

The securities will not be listed
The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. MS & Co. currently intends to act as a market maker for the securities, but it is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as market maker, it is likely that there would be little or no secondary market for the securities.

The market price of the securities will be influenced by many unpredictable factors
A number of factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the SEVENS Index on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

	•	the level of the S&P 500 Index;

	•	the interest and yield rates in the market, including the 7-Month U.S. dollar LIBOR Rate and the 5-Month U.S. dollar LIBOR Rate;

	•	the volatility (frequency and magnitude of changes in value) of the index and the S&P 500 Index;

•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the component securities of the S&P 500 Index or stock markets generally and that may affect the final index value;

	•	the time remaining to the maturity of the securities;

	•	the dividend rate on the component stocks of the S&P 500 Index; and

	•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the issue price, if the level of the index is at, below, or not sufficiently above the level of the index on the day the securities were initially priced for sale to the public. This could happen, for example, if the value of the index declines or due to a discount reflected in the trading prices of the securities. See “—The securities may not exactly track the value of the index,” “—The securities will not be listed” and “—The economic interests of the calculation agent are potentially adverse to your interests.”

You cannot predict the future performance of the index or the component stocks of the S&P 500 Index based on their historical performance. In addition, there can be no assurance that the index will increase or that the final index value will exceed the initial index value such that you will receive at maturity a payment in excess of the $10 issue price of the securities.

In addition, we may issue additional securities linked to the index during the term of the securities, in which case our combined hedging activity in connection with the securities as well as with existing and any additional securities linked to the index, may represent a larger percentage of the overall volume of the transactions related to the index or the underlying component stocks of the S&P 500 Index and may have an adverse affect on the value of the index and, consequently, the securities.

The securities may be accelerated, resulting in a total loss of your investment in the securities	The maturity date of the securities will be accelerated if the closing value of the SEVENS Index on any April 30 during the term of the securities is equal to or less than zero, which we refer to as an index value event acceleration. In the event of an index value event acceleration, the amount due and payable per security shall be the redemption amount calculated by the calculation agent as if the date of acceleration were the valuation date, which will be zero, and you will lose your entire investment in the securities.

The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions at any time will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes that affect the S&P 500 Index will affect the SEVENS Index, the market value of the securities and the amount you will receive at maturity
The policies of S&P concerning the calculation of the S&P 500 Index will affect the level of the SEVENS Index and, therefore, will affect the amount payable at maturity and the market value of the securities prior to maturity.  S&P is solely responsible for calculating and maintaining the SEVENS Index and the S&P 500 Index.  S&P can, in its sole discretion, add, delete or substitute the component stocks of the S&P 500 Index and, consequently, of the SEVENS Index, or make other methodological changes required by certain corporate events relating to the component stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could directly or indirectly affect the value of the SEVENS Index.  Any of these actions could adversely affect the value of the securities.

If S&P discontinues or suspends the calculation or publication of the S&P 500 Index, or if the S&P 500 Index is not available on the valuation date for any other reason, the SEVENS Index will be calculated by reference to a successor index selected by the calculation agent.  If the discontinuance is continuing on the valuation date or the date of acceleration and the calculation agent determines that there is no available successor index on such date, the value of the SEVENS Index will be computed by the calculation agent using the method set forth in “Description of Securities—Discontinuance of the SEVENS Index or the S&P 500 Index; Successor Index; Alteration of Method of Calculation.”

The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours
In addition to the commission paid at the time of the initial offering of the securities, commissions equal to 1% of the issue price per security will be paid following each of the first and second anniversaries of the issuance of the securities to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities.  We expect that the brokerage firm through which you hold your securities will pay a portion of these additional commissions to your broker.

As a result of these arrangements, the brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours.  As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the securities because they will no longer receive these additional commissions if you sell your securities. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the securities.  For more information about the payment of these additional commissions, see “Description of Securities—Supplemental Information Concerning Plan of Distribution.”

The economic interests of the calculation agent are potentially adverse to your interests
The economic interests of the calculation agent are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the redemption amount you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Securities—Discontinuance of the SEVENS Index or the S&P 500 Index; Alteration of Method of Calculation.”

The issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The affiliates through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the securities
We expect that MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the S&P 500 Index as well as in other instruments related to the index.  MS & Co. and other affiliates of ours also trade the component stocks of the S&P 500 Index (and other financial instruments related to the SEVENS Index and the S&P 500 Index and the component stocks of the S&P 500 Index) on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the securities could potentially affect the value of the index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, a security generally should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, a security should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ materially and adversely from the tax treatment described therein.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement.  The term “Securities” refers to each $10 stated principal amount of any of our Participation Securities Due October 6, 2010, Based on the Performance of the SEVENS Index (the “Index”).  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Maturity Date	October 6, 2010

Issue Price	$10 per Security

Stated Principal Amount	$10 per Security

Denominations	$10 and multiples thereof

Original Issue Date (Settlement Date)	September , 2007

Pricing Date	September , 2007

CUSIP Number	617475488

Minimum Ticketing Size	2,500 Securities ($25,000)

Interest Rate	None

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to each $10 Security, an amount in cash equal to Redemption Amount, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each Security, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary,” in the accompanying prospectus.

Redemption Amount	The Redemption Amount will be equal to the product of (i) $10 times (ii) the sum of one and the Index Performance. The Calculation Agent will calculate the Redemption Amount on the Valuation Date.

Index Performance
The Index Performance is a fraction, the numerator of which will be the Final Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value.  The Index Performance is described by the following formula:

(Final Index Value - Initial Index Value) Initial Index Value

Index Value
The Index Value on any Index Business Day will equal the closing value of the Index or any Successor Index (as defined under “—Discontinuance of the SEVENS Index or the S&P 500 Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day.  Under certain circumstances, the Index Value will be based on the alternate calculation of the Index described under “—Discontinuance of the SEVENS Index or the S&P 500 Index; Successor Index; Alteration of Method of Calculation.”

Initial Index Value	, the Index Value on September 28, 2007.

Final Index Value	The Index Value on the Valuation Date.

Valuation Date	September 30, 2010.

In the event that the Index is not published on such date, the Calculation Agent will calculate the Index Value for such date based on the last published Index Value available, in accordance with the formula for and method of calculating the Index.

Index Business Day	Index Business Day means a day on which the SEVENS Index is published by Standard & Poor’s Corporation, a division of The McGraw-Hill Companies.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

The SEVENS Index
We have derived all information contained in this pricing supplement regarding the SEVENS Index, including, without limitation, its make-up and method of calculation, from publicly available information.  Such information reflects the policies of, and is subject to change by UBS AG.  The SEVENS Index was developed by UBS AG and is calculated, maintained and published by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

The SEVENS Index is a proprietary index and the exclusive property of UBS AG.  The SEVENS Index is calculated and published daily by S&P.  The SEVENS Index is structured to reflect a trading strategy based on the historical seasonal return pattern in the S&P 500 Index. Past performance of the SEVENS Index or of the S&P 500 Index is not an indication of future results.

The SEVENS Index provides leveraged exposure to the S&P 500 Index during the period from October 1 through April 30 of each year. On each trading day during this period, the Index will increase or decrease by 2% for every 1% change in the level of the S&P 500 Index, less a financing fee.  The financing fee is the product of (i) the SEVENS Index closing level on the immediately preceding September 30, (ii) the 7-Month U.S. dollar LIBOR rate set on October 1 plus a spread of 75 basis points and (iii) number of days elapsed since the last trading day divided by

360. The SEVENS Index will have a lower return than the S&P 500 Index during the period from October 1 through April 30, unless the S&P 500 Index increases during this period by more than the 7-Month U.S. dollar LIBOR based financing fee.

The SEVENS Index provides no exposure to the S&P 500 Index during the period from May 1 through September 30 of each year. Instead, on each day during this period, the SEVENS Index will be increased by the daily accrual on the closing level of the SEVENS Index on April 30 at the per annum rate equal to the 5-Month U.S. dollar LIBOR set on each May 1.

Publication of the SEVENS Index began on September 30, 2004, at which time the Index level was initially set at 100. S&P has retrospectively calculated hypothetical index levels as though the Index existed for the period from December 31, 1986 (the inception date of the S&P 500 Total Return Index) to September 30, 2004 using the same methodology as is currently employed, with historic data on the S&P 500 Index provided by S&P, and with the following assumption with respect to the 5-Month and 7-Month U.S. dollar LIBOR rates to address the fact that the 5-Month and 7-Month U.S. dollar LIBOR rates were not reported prior to November 1, 1989 and January 1, 1995, respectively:

•
The 5-Month U.S. dollar LIBOR rates, for the period from December 31, 1986 to November 30, 1989, are interpolated linearly from the 3-Month and 6-Month U.S. dollar LIBOR rates. Beginning December 1, 1989 and onward, the 5-Month U.S. dollar LIBOR rates are determined from the actual rates as reported on Bloomberg page “BBAM.”

•
The 7-Month U.S. dollar LIBOR rates, for the period from December 31, 1986 to January 31, 1995, are interpolated linearly from the 6-Month and 12-Month U.S. dollar LIBOR rates. Beginning February 1, 1995 and onward, the 7-Month U.S. dollar LIBOR rates are determined from actual rates as reported on Bloomberg page “BBAM.”

Neither UBS AG nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the SEVENS Index or any successor index.

Computation of the SEVENS Index

The level of the SEVENS Index on any business day is calculated and published by S&P and displayed by Bloomberg under the ticker symbol “SVNS”.  You can obtain the level of the SEVENS Index on the Bloomberg website at http://www.bloomberg. com/apps/quote?ticker=svns:ind. S&P generally calculates and publishes the level of the SEVENS Index at the end of each day on which it calculates and publishes the S&P 500 Index.

S&P calculates the level of the SEVENS Index as follows:

During the period from and including October 1 through and including April 30:

The 7-Month U.S. dollar LIBOR rate would be determined as of October 1 and “n” is the number of calendar days elapsed from October 1.

During the period from and including May 1 through and including September 30:

The 5-Month U.S. dollar LIBOR rate would be determined on May 1 and “n” is the number of calendar days elapsed from May 1.

“U.S. dollar LIBOR rate” means, the offered rate (British Banker Association) for deposits in U.S. dollars for a period of the respective reference period in months, commencing on such determination date, as reported on Bloomberg page “BBAM,” option “official BBA LIBOR fixings” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on such determination date.  If the U.S. dollar LIBOR rate cannot be determined on any determination date as described above, the U.S. dollar LIBOR rate will be the rate as reported on the immediately preceding Business Day.

The S&P 500 Index
We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P.  The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the S&P 500 Index will include any Successor Index and references to S&P will include any successor to S&P.

Historical Information
The following table sets forth the published high, low and end-of-quarter Index Values for each quarter in the period from September 30, 2004 through August 27, 2007.  The closing value of the SEVENS Index on August 27, 2007 was 145.802.  Also set forth below are indicative Index Values of the SEVENS Index for each quarter in the period from January 1, 2002 through September 29, 2004.  Because S&P began publication of the Index on September 30, 2004, the Index Values set forth below prior to September 30, 2004 are hypothetical Index Levels retrospectively calculated by S&P as though the SEVENS Index had been published during that period, using the same methodology as is currently employed, with historic data on the S&P 500 Index provided by S&P.  We obtained the information in the table below from Bloomberg Financial Markets without independent verification.  The historical or indicative performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of  the Index on the Valuation Date.

SEVENS Index	High	Low	Period End
2002
First Quarter	74.294	63.510	70.956
Second Quarter	70.838	61.378	62.899
Third Quarter	63.235	62.910	63.235
Fourth Quarter	82.161	57.221	72.858
2003
First Quarter	80.840	60.293	67.570
Second Quarter	78.462	69.163	78.274
Third Quarter	78.528	78.277	78.528
Fourth Quarter	96.427	82.032	96.427
2004
First Quarter	108.103	95.681	102.692
Second Quarter	106.682	99.446	99.667
Third Quarter	100.000	99.670	100.000
Fourth Quarter	117.016	96.243	116.699

SEVENS Index	High	Low	Period End
2005
First Quarter	118.553	107.611	110.328
Second Quarter	112.162	102.429	106.434
Third Quarter	107.336	106.443	107.336
Fourth Quarter	113.878	98.061	109.366
2006
First Quarter	118.504	109.911	116.123
Second Quarter	119.534	114.207	119.534
Third Quarter	121.088	119.585	121.088
Fourth Quarter	136.044	120.206	134.163
2007
First Quarter	140.574	124.795	132.754
Second Quarter	145.735	133.362	144.545
Third Quarter (through August 27, 2007)	145.802	144.609	145.802
Source: Bloomberg Financial Markets

The following graph illustrates the trends of the indicative and historical closing values of the SEVENS Index and the closing values of the S&P 500 Index from December 31, 1986 to August 27, 2007.  For all periods prior to September 30, 2004, the Index Levels of the SEVENS Index have been retrospectively calculated using the same methodology as is currently employed, with historical data on the S&P 500 Index provided by S&P, and using interpolated 5-Month and 7-Month U.S. dollar LIBOR rates to address the fact that the 5-Month and 7-Month U.S. dollar LIBOR rates were not reported prior to November 1, 1989 and January 1, 1995, respectively.  The historical or indicative performance of the SEVENS Index relative to the S&P 500 Index should not be taken as an indication of future comparative performance.

SEVENS Index and S&P 500 Index Closing Values
from December 31, 1986 to August 27, 2007

Discontinuance of the SEVENS Index or the S&P 500 Index; Successor Index;
Alteration of Method of Calculation
If publication of the SEVENS Index is discontinued prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, then the Calculation Agent will determine the Index Value for the Valuation Date or the date of acceleration in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance.

If S&P discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the S&P 500 Index (such index, as modified by the SEVENS Index methodology described in this pricing supplement, being referred to in this pricing supplement as a “Successor Index”), then any subsequent Index Value will be determined by reference to the value of such Successor Index, with any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the SEVENS Index.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for the Valuation Date or the date of acceleration.  The Index Value will be computed by the Calculation Agent based on the value of the S&P 500 Index computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on any date, including, if applicable, on the Valuation Date or the date of acceleration of each security most recently constituting the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the SEVENS Index or the S&P 500 Index or any Successor Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or Successor Index, or the value thereof, is changed in a material respect, or if the Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value with reference to the Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Relevant Exchange
Relevant Exchange means with respect to the Index or any Successor Index (as defined below), the primary exchange or market of trading for (i) any security then included in the SEVENS Index, the S&P 500 Index or any Successor Index, and (ii) any futures or options contracts related to the SEVENS Index, the S&P 500 Index or any Successor Index, or to any security then included in the SEVENS Index, the S&P 500 Index or any Successor Index.

Index Level Event Acceleration
If the Index Value on any April 30 during the term of the Securities is equal to or less than zero, the maturity date of the Securities will be deemed to be accelerated to such date.  Upon such acceleration of the Securities, the amount declared due and payable per Security shall be determined by the Calculation Agent and shall be an amount in cash equal to the Redemption Amount calculated as if the date of the acceleration were the Valuation Date and, consequently, will be zero.

If the maturity of the Securities is accelerated because of an Index Level Event Acceleration as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of such acceleration and of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Events of Default
Events of default under the Securities will include, among other things, default in payment of the Redemption Amount and events of bankruptcy, insolvency or reorganization with respect to us.  Upon acceleration of the Securities following the occurrence of an event of default, holders will be entitled to receive their Redemption Amount calculated by the Calculation Agent as if the date of the acceleration were the Valuation Date.  For a description of all the events that constitute events of default under the Securities, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior or Subordinated Security	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Redemption Amount will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value and the Redemption Amount.  See “—Discontinuance of the SEVENS Index or the S&P 500 Index; Successor Index;

Alteration of Method of Calculation.”  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.  See also “Risk Factors—The economic interests of the calculation agent are potentially adverse to your interests.”

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used primarily in connection with hedging our obligations under the Securities by one or more of our affiliates.  The Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the costs of hedging our obligations under the Securities.  The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

MS & Co. and other affiliates of ours will carry out hedging activities related to the Securities (and possibly to other instruments linked to the Index or its component stocks), including by taking positions in the stocks underlying the Index as well as in other instruments related to the Index.

Unrelated to this offering, MS & Co. and other affiliates of ours may trade the component stocks of the S&P 500 Index and other financial instruments related to the Index and the S&P 500 Index and the component stocks of the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses.

Any of these hedging or unrelated trading activities during the term of the Securities could potentially affect the value of the Index on the Valuation Date and, accordingly, the payment you will receive at maturity.

License Agreement among
UBS AG, S&P and Morgan Stanley	As of the Original Issue Date, we will have received the consent of UBS AG and S&P to use and refer to the SEVENS Index in connection with the Securities.

License Agreement between
S&P and Morgan Stanley.
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P 500 Index® to track general stock market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P 500®, S&P 500 Index® and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500 Index® which is determined, composed and calculated by S&P without regard to the Licensee or the Securities.  S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the S&P 500 Index®.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement; provided that the price will be $9.975 per Security and the agent’s commissions will be $0.075 per Security for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.9625 per Security and the agent’s commissions will be $0.0625 per Security for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.95 per Security and the agent’s commissions will be $0.05 per Security for purchasers of greater than or equal to $5,000,000 principal amount of Securities.  The Agent may allow a concession not in excess of 1.00% per Security to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on September            , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In addition to the commission paid at the time of the initial offering of the Securities, commissions equal to 1% of the Issue Price per Security will be paid following each of the first and second anniversaries of the issuance of the Securities to brokerage firms, including MS & Co. and its affiliates, whose clients purchased Securities in the initial offering and who continue to hold their Securities.  You may find out the additional commissions paid per Security in any quarter by calling your broker or us at (212) 761-4000.  See “Risk Factors—The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours.”

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion only applies to initial investors in the securities who:

•	purchase the securities at their “issue price”; and

•	will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities, commodities, or foreign currencies;

•
investors holding the securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or those holding the securities as part of a constructive sale transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the securities are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

A security should be treated as a single financial contract that is an open transaction for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including alternative characterizations of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the securities, or upon settlement of the securities at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a security should be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative federal income tax characterizations or treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  It is possible, for example, that the IRS could treat a security as having been exchanged for a new security in a taxable event on each May 1 and October 1 during the term of the security because the SEVENS Index provides exposure to the S&P during the period of October 1 through April 30 of each year and no such exposure during the remaining period of each year.  Under such treatment, a U.S. Holder may be required to recognize ordinary income or short-term capital gain during the term of the security, even though the holder did not receive any cash in respect of the security.  Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a security.

Tax Treatment upon Sale, Exchange or Settlement of a Security

In general.  Assuming the characterization of the securities as set forth above is respected, a Non-U.S. Holder of the securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding the securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security―Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.